UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2) )

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

JAGUAR GLOBAL GROWTH CORPORATION I

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

JAGUAR GLOBAL GROWTH CORPORATION I

601 Brickell Key Drive, Suite 700

Miami, FL 33131

United States

SUPPLEMENT TO THE PROXY STATEMENT

FOR EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS OF

JAGUAR GLOBAL GROWTH CORPORATION I

September 27, 2023

Dear Jaguar Global Growth Corporation I Shareholder:

On September 13, 2023, Jaguar Global Growth Corporation I (“JGGC”) filed a definitive proxy statement (the “Proxy Statement”; capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Proxy Statement) with the U.S Securities and Exchange Commission (the “SEC”) in connection with JGGC’s extraordinary general meeting (the “Extraordinary General Meeting”), to be held at 601 Brickell Key Drive, Suite 700, Miami, FL 33131, United States, and online via live webcast, at 12:00 pm, Eastern Time, on September 27, 2023, or at such other time, on such other date and at such other place to which the meeting may be adjourned or postponed, which is accessible through the following link: https://www.cstproxy.com/jaguarglobalgrowth/2023.

JGGC is filing this supplement (the “Supplement”) to its Proxy Statement solely to inform its shareholders about the Redemption Withdrawal Adjustment (as such term is defined below). This Supplement should be read in conjunction with the Proxy Statement, and other than the revision described below, this Supplement does not modify any other information in the Proxy Statement. From and after the date of this Supplement, any references to the “Proxy Statement” are to the Proxy Statement as supplemented hereby. If you have already voted, you do not need to vote again unless you would like to change or revoke your prior vote on any proposal. If you would like to change or revoke your prior vote on any proposal, please refer to the Proxy Statement for instructions on how to do so.

JGGC is filing this Supplement with the SEC to advise its shareholders that the following sentence of the Proxy Statement: “Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with JGGC’s consent, until the vote is taken with respect to the Business Combination.” is hereby amended and restated to read in its entirety as follows: “Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with JGGC’s consent.” (the “Redemption Withdrawal Adjustment”).

Only holders of record of JGGC as of the close of business on September 1, 2023, which is the record date for the Extraordinary General Meeting (the “Record Date”), are entitled to notice of, and to vote at, the Extraordinary General Meeting or any adjournment or postponement thereof. As of the close of business on the Record Date, there were 10,074,293 JGGC Class A Ordinary Shares and 7,666,667 JGGC Class B Ordinary Shares issued and outstanding. Our issued and outstanding warrants to purchase ordinary shares of JGGC do not have voting rights at the Extraordinary General Meeting.

You may exercise your redemption rights whether you vote your Public Shares for or against the proposals or do not vote your shares. As a result, the proposals can be approved by JGGC shareholders who will redeem their Public Shares and no longer remain shareholders, leaving shareholders who choose not to redeem their Public Shares holding shares in a company with a less liquid trading market, fewer shareholders, less cash and the potential inability to meet the listing standards of Nasdaq. For additional information, see “Questions and Answers about the Extraordinary General Meeting” in the Proxy Statement.

Before you vote, you should read the Proxy Statement and other documents that JGGC has filed with the SEC, together with this Supplement, for more complete information about JGGC and the proposals. If you have questions about the proposals or if you need additional copies of this proxy statement or the accompanying proxy card you should contact JGGC’s proxy solicitor, Morrow Sodali LLC:

333 Ludlow Street, 5th Floor, South Tower

Stamford, CT 06902

Telephone: (800) 662-5200

Banks and brokers: (203) 658-9400

Email: JGGC.info@investor.morrowsodali.com

On behalf of our Board, we would like to thank you for your support of Jaguar Global Growth Corporation I

By Order of the Board Jaguar Global Growth Corporation I

/s/ Gary R. Garrabrant
Gary R. Garrabrant Chief Executive Officer September 27, 2023

Neither the SEC nor any state securities commission has determined if the Proxy Statement, as supplemented by this Supplement, is accurate or complete. Any representation to the contrary is a criminal offense.

Your vote is important. Please sign, date and return your proxy card as soon as possible to make sure that your shares are represented at the Extraordinary General Meeting. If you are a shareholder of record, you may also cast your vote in person at the Extraordinary General Meeting. A shareholder’s failure to vote by proxy or to vote in person at the Extraordinary General Meeting, an abstention from voting or a broker non-vote will not count as votes cast at the Extraordinary General Meeting, and otherwise will have no effect on the proposals. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the Extraordinary General Meeting.

This Supplement is dated September 27, 2023.